UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

October 23, 2014

Date of Report (Date of earliest event reported)

Summer Infant, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33346	20-1994619
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of incorporation)		Identification No.)

1275 Park East Drive

Woonsocket, Rhode Island 02895

(Address of principal executive offices)  (Zip Code)

(401) 671-6550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2014, Summer Infant, Inc. (the “Company”) and David Hemendinger, the Company’s Chief Information Officer, mutually agreed upon his resignation from employment, effective October 24, 2014 (the “Separation Date”).  In connection with his separation from employment, Mr. Hemendinger and the Company entered into a Separation Agreement and Release (the “Separation Agreement”).

Under the Separation Agreement, in exchange for Mr. Hemendinger’s release of claims he may have against the Company and agreement to not compete with the Company for three months following the Separation Date, the Company agreed, for a four-month period following the Separation Date, to continue to pay Mr. Hemendinger his base salary as in effect on the Separation Date.  The Company also agreed to (i) accelerate the vesting of 5,000 unvested shares of the restricted stock award and 10,000 unvested shares of the option, each granted to Mr. Hemendinger on November 21, 2011, and (ii) extend the exercise period for Mr. Hemendinger’s outstanding, vested options for an additional six months from the expiration date set forth in the relevant equity plan covering those options.  Any remaining unvested equity awards held by Mr. Hemendinger will be forfeit.  The Company will also provide Mr. Hemendinger with executive outplacement services for a period of 12 months.  Mr. Hemendinger is obligated to keep Company information confidential and to not-solicit Company employees, suppliers or vendors for 12 months following his separation from employment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMER INFANT, INC.

Date: October 24, 2014	By:	/s/ Carol Bramson
Carol Bramson
Chief Executive Officer